EXHIBIT 10.4

OFFICEMAX INCORPORATED

2005 DIRECTORS DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

OFFICEMAX INCORPORATED

2005 DIRECTORS DEFERRED COMPENSATION PLAN

1.                                       Purpose of the Plan.  The purpose of the OfficeMax Incorporated 2005 Directors Deferred Compensation Plan (the “Plan”) is to further the growth and development of OfficeMax Incorporated (the “Company”) by providing nonemployee directors of the Company the opportunity to defer all or a portion of their cash compensation and thereby encourage their productive efforts on behalf of the Company.  The Plan is an unfunded plan intended to provide Participants with an opportunity to supplement their retirement income through deferral of current compensation.

2.                                       Definitions.

2.1                                 Change in Control.  A Change in Control shall be deemed to have occurred if:

(a)                                  Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.1(c)(i) shall not be deemed to be a Change in Control of the Company; or

(b)                                 The following individuals cease for any reason to constitute at least a majority of the number of directors then serving:  individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the “Continuing Directors”); or

(c)                                  The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Continuing Directors continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Section 2.1(c)(i) shall not be deemed to be a Change in Control of the Company; or

(d)                                 The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Section 2.1(c) which is not a Change in Control of the Company solely due to the operation of Subsection 2.1(c)(i)(a) will nevertheless constitute a Change in Control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

For purposes of this Section, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of this Section, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

2.2                                 Committee.  The Executive Compensation Committee of the Company’s Board of Directors or any successor to the Committee.

2.3                                 Compensation.  A Participant’s fees, payable in cash, for services rendered by a Participant as a Director of the Company during a calendar year.  Compensation shall not include any amounts paid by the Company to a Participant that are not strictly in consideration for personal services, such as expense reimbursements.

2.4                                 Deferred Account.  The record maintained by the Company for each Participant of the cumulative amount of (a) Compensation deferred pursuant to this Plan plus (b) imputed gains or losses on those amounts accrued as provided in Section 4.6.

2.5                                 Deferred Compensation Agreement.  A written agreement between a Participant and the Company in substantially the form set forth in Appendix A, whereby a Participant agrees to defer a portion of his or her Compensation and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

2.6                                 Deferred Compensation and Benefits Trust.  The irrevocable trust (the “DCB Trust”) established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

2.7                                 Director.  An individual who is not an employee of the Company and who is a member of the Board of Directors of the Company.

2.8                                 Normal Retirement Date.  The date specified in the Company’s Bylaws for the retirement of any Director.

2.9                                 Participant.  A Director who has entered into a written Deferred Compensation Agreement with the Company in accordance with the provisions of the Plan.

2.10                           Termination.  The Participant’s ceasing to be a Director of the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of early retirement, normal retirement, or death.

3.                                       Administration and Interpretation.  The Committee shall have final discretion, responsibility, and authority to administer and interpret the Plan.  This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to the Plan.  The Committee may also adopt any rules it deems necessary to administer the Plan.  The Committee’s responsibilities for administration and interpretation of the Plan shall be exercised by employees of the Company or its subsidiaries who have been assigned those responsibilities by management.  Any employee exercising responsibilities relating to the Plan in accordance with this section shall be deemed to have been delegated the discretionary authority vested in the Committee with respect to those responsibilities, unless limited in writing by the Committee.  Any Participant may appeal any action or decision of these employees to the Company’s General Counsel and may request that the Committee reconsider decisions of the General Counsel.  Claims for benefits under the Plan and appeals of claim denials shall be in accordance with Sections 10 and 11.  Any interpretation by the Committee shall be final and binding on the Participants.

4.                                       Participant Deferral and Distribution Elections.

4.1                                 Execution of Agreement.  A Director who wishes to participate in the Plan must execute a Deferred Compensation Agreement either (a) for newly eligible individuals, within 30 days after first becoming eligible to participate in the Plan (to defer Compensation for the remainder of that calendar year and subsequent years), or (b) prior to January 1 of the first calendar year for which the Deferred Compensation Agreement is to be effective.

4.2                                 Deferral Election.  Each Director shall have the opportunity to elect the amount of his or her Compensation, to be earned in calendar years subsequent to the date of election, which will be deferred in accordance with this Plan, subject to limits specified by the Company.  The Compensation otherwise earned by a Participant during each calendar year beginning after the date of the deferral election shall be reduced by the amount elected to be deferred.  Elections to defer Compensation are irrevocable except as otherwise provided in this Plan.  The amount of Compensation to be deferred will be specified in the Deferred Compensation Agreement.

4.3                                 Change of Deferral Election.

(a)                                  A Participant who wishes to change an election to defer Compensation may do so at any time by notifying the Committee in writing prior to January 1 of the year for which the change in election is to be effective.

(b)                                 A Participant who wishes to change an election to defer Compensation after January 1 of any calendar year for which the change in election is to be effective must submit a written request to the Committee to revoke his or her deferral election.  The request must state why the Participant believes he or she should be permitted to revoke the prior election.  Requests will be reviewed as soon as administratively feasible and, if a change is permitted, the change will be effective for all remaining pay periods following the date of the determination.

4.4                                 Distribution Election.  At the time a Participant first elects to defer Compensation under Section 4.2, he or she shall elect a distribution option for the Compensation so deferred, including gains or losses thereon, as specified in the Deferred Compensation Agreement.  The distribution election shall apply to all amounts in the Participant’s Deferred Account under this Plan.  Elections regarding distribution of Deferred Accounts under this Plan are irrevocable except as otherwise provided in this Plan.  If a Participant does not make an election, his or her account shall be paid out in quarterly installments over 15 years beginning January 1 of the year following Termination.

4.5                                 Change of Distribution Election.  Participants who are active Directors may request, in writing, a change in their distribution election.  The changed distribution election must be one of the distribution options in the original Deferred Compensation Agreement.  The Committee must receive the request at least 12 months prior to the date benefits are first scheduled to be paid under the original election and at least 12 months before the commencement of payment under the changed election.  The changed election must defer payment for at least 5 years after the original election would have commenced.  The request shall be approved or denied at the Committee’s sole discretion.  No change will be permitted that would allow a payment to be made earlier than originally elected in the Deferred Compensation Agreement.  Requests that do not meet all of the requirements of this Section will not be permitted.

4.6                                 Deferred Account Allocations and Adjustments.  The Company shall maintain a record of each Participant’s Deferred Account balance and allocations.  Each Participant’s Deferred Account shall be adjusted on a monthly basis to reflect imputed interest.  Imputed interest will be credited to a Participant’s account on the last day of each month.  Computation of imputed interest shall be at the Company’s sole discretion.

5.                                       Distributions.

5.1                                 Distributions in General.  The Company shall distribute Participants’ Deferred Accounts as elected by each Participant in the applicable Deferred Compensation Agreement, except as otherwise provided in this Section 5.

5.2                                 Plan Benefits Upon Termination.  Upon Termination, a Participant shall be paid his or her account in the manner elected by the Participant in the Deferred Compensation Agreement.  Unpaid balances under the installment election continue to earn interest at the applicable imputed interest rate.

5.3                                 Distributions Following Participant Death.  The Company shall make all payments to the Participant, if living.  If a Participant dies either before benefit payments have commenced under this Plan or after his or her benefits have commenced but before his or her entire Deferred Account has been distributed, the beneficiary designated pursuant to Section 6.2 shall receive any benefit payments in accordance with the Deferred Compensation Agreement.  If no designation is in effect when any benefits payable under this Plan become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the Participant’s estate.  In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.  If a question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any benefit payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may cause the payment to be made to the Participant’s estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Company deems appropriate.

6.                                       Miscellaneous.

6.1                                 Assignability.  A Participant’s rights and interests under the Plan may not be assigned or transferred except, in the event of the Participant’s death, as described in Sections 5.3 and 6.2.

6.2                                 Designation of Beneficiary.  A Participant shall designate a beneficiary by filing a written notice of designation with the Company in such form as the Company may prescribe, and the Participant may change this designation from time to time by filing a new designation.  Each designation will revoke all prior designations by the Participant and will be effective only when filed in writing with the Company during the Participant’s lifetime.

6.3                                 Inability to Locate  Participants or Beneficiaries.  Any communication, statement, or notice addressed to a Participant or a beneficiary at his/her last mailing address as shown on the Company’s records shall be binding on the Participant or beneficiary for all purposes of the Plan.  The Company shall not be obligated to search for any Participant or beneficiary beyond sending a registered letter to the last known address.  If the Company notifies any Participant or beneficiary that he or she is entitled to an amount under the Plan and the Participant or beneficiary fails to claim such amount within 3 years thereafter, then, except as otherwise required by law, the Company shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for imputed interest in the interim, shall be paid by the Company if a claim for the benefit is subsequently made by the Participant or beneficiary to whom it was payable.  If a benefit payable to an unlocated Participant or beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

6.4                                 Taxes.  The Company shall deduct from all payments made under this Plan all applicable federal or state taxes required by law to be withheld.

6.5                                 Form of Communication.  Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or the Company shall be made in writing and in such form as the Company may prescribe.  Such communication shall be effective upon receipt by the Company’s senior human resources officer at 150 Pierce Road, Itasca, IL  60143.

6.5                                 Service Providers.  The Company may, in its sole discretion, retain one or more independent entities to provide services to the Company in connection with the operation and administration of the Plan.  Except as may be specifically delegated or assigned to any such entity in writing, the Company shall retain all discretionary authority under this Plan.  No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between the Company and any such service provider.

7.                                       Amendment and Termination.  The Company, acting through its Board of Directors or any committee of the Board of Directors, may, at its sole discretion, amend or terminate the Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent.

8.                                       Unsecured General Creditor.  Except as provided in Section 9, Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Company.  The assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all Company assets shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

9.                                       Deferred Compensation and Benefits Trust.  Upon the occurrence of a Change in Control of the Company or at any time thereafter, the Company, in its sole discretion, may transfer to the DCB Trust cash, marketable securities, or other property acceptable to the trustee to pay the Company’s obligations under this Plan in whole or in part (the “Funding Amount”).  Any cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust.  In addition, from time to time, the Company may make additional transfers of cash, marketable securities, or other property acceptable to the trustee as desired by the Company in its sole discretion to maintain or increase the Funding Amount with respect to this Plan.  The assets of the DCB Trust, if any, shall be used to pay benefits under this Plan, except to the extent the Company pays such benefits.  The Company and any successor shall continue to be liable for the ultimate payment of those benefits.

10.                                 Claims Procedure.  Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company’s senior human resources officer (the “Manager”), who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of the Committee.  The claim shall include a statement of all relevant facts and copies of all documents, materials, or other evidence that the claimant believes relevant to the claim.  The Company shall notify the claimant in writing of the disposition of the claim within 90 days after the claim is filed.  The Manager, in his or her sole discretion, may extend this 90-day period an additional 90 days by providing written notice of the extension to the claimant before the original 90-day period expires.  If the claim is denied, the specific reasons for the denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit the claim for further review will be provided.

11.                                 Claims Review Procedure.  Any Participant, former Participant, or beneficiary of either, who has been denied a benefit claim, shall be entitled, upon written request, to a review of the denied claim.  The request, together with a written statement of the claimant’s position, must be filed no later than 60 days after receiving the written notice of denial provided for in Section 10 with the Manager, who shall promptly inform the Committee.  The Committee shall review the claim and notify the claimant, in writing, of its decision within 60 days after receiving the request for review.  The Committee, in its discretion, may extend this 60-day period an additional 60 days by providing written notice of the extension to the claimant before the original 60-day period expires.  The Committee’s written decision shall state the facts and Plan provisions upon which the decision is based and shall be final and binding on all parties.

12.                                 Lawsuits, Jurisdiction, and Venue.  No lawsuit claiming entitlement to benefits under this Plan may be filed prior to exhausting the claims and claims review procedures described in Sections 10 and 11.  Any such lawsuit must be initiated no later than (a) one year after the event(s) giving rise to the claim occurred, or (b) 60 days after a final written decision was provided to the claimant under Section 11, whichever is sooner.  Any legal action involving benefits claimed or legal obligations relating to or arising under this Plan may be filed only in Federal District Court in the city of Itasca, Illinois.  Federal law shall be applied in the interpretation and application of this Plan and the resolution of any legal action.  To the extent not preempted by federal law, the laws of the state of Delaware shall apply.

13.                                 Effective Date of Plan.  This Plan shall become effective January 1, 2005.

EXHIBIT A

IMPUTED INTEREST

Deferred Accounts shall be credited with imputed interest equal to an annualized rate of interest equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds (“Moody’s”) as determined each month from Moody’s Bond Record (as published by Moody’s Investor’s Service, Inc.) or any successor thereto, or, if such monthly report is no longer published, a substantially similar rate determined by the Company, in its sole discretion.  Moody’s, for purposes of this Plan, shall be based for any given month on such published rate for the immediately preceding calendar month.

APPENDIX A

OfficeMax Incorporated

Form of Director Compensation Election Agreement

This agreement constitutes my election, if any, under OfficeMax’s Director Stock Compensation Plan and 2005 Directors Deferred Compensation Plan and is subject to the provisions of these plans.  I agree that my requests to receive compensation in the form of a stock option and/or to defer cash compensation into the deferred compensation plan are irrevocable by me for compensation to be earned in 200  .

I wish to receive my cash compensation (retainer and meeting fees) as follows:

	200 ELECTIONS		NEW 200 ELECTIONS
Deep Discount Stock Options under the Director Stock Compensation Plan		%		%
Directors Deferred Compensation Plan*		%		%
Cash		%		%
	100%		100%

*The dollar value of the percent you defer must be at least $5,000 per year. OfficeMax believes, but does not guarantee, that a deferral election made under the terms of the plan is effective to defer the receipt of taxable income. You are advised to consult with your attorney or accountant regarding the federal and state tax law implications of this deferral.

Date:	Signed:
Director

This form must be returned before December 31, 200  , to:

Matthew R. Broad

Executive Vice President, General Counsel and Corporate Secretary

OfficeMax Incorporated

150 Pierce Rd.

Itasca, IL 60143

FAX: 208-384-7945

OfficeMax Incorporated

Form of Director Deferred Compensation Distribution Election Agreement

THIS AGREEMENT dated                 , is between OFFICEMAX INCORPORATED (“the Company”) and                        (the “Director”). Director is a Participant in the Company’s 2005 Directors Deferred Compensation Plan (the “Plan”), which is incorporated into this Agreement.

The Company and the Director agree to the following distribution of Director’s account balance under the Plan:

Distribution Election

This election will apply to ALL your deferred compensation under the Plan.

1.                                       The Director elects the following form of distribution of his or her Deferred Account balance:

☐	A.	Lump-sum payment.
☐	B.	Quarterly installment payments (estimated to be level payments) over a period of years (not to exceed 15 years).
☐	C.	As set forth in Exhibit A (alternative distribution plan not to exceed 15 years).

2.                                       The Director elects the following distribution beginning date:

☐	A.	January 1 of the year following Termination.
☐	B.	The later of age 55 or Termination.
☐	C.	The later of age 65 or Termination.
☐	D.	The later of (date) or his or her Normal Retirement Date.

3.                                       If the Director dies before his or her distributions from the Plan begin, the Company will pay the Director’s designated beneficiary the Deferred Account balance as a (choose one):

☐	A.	Lump-sum payment.
☐	B.	Quarterly installment payments over a period of years (not to exceed 15 years).
☐	C.	As set forth in Exhibit A (alternative distribution plan not to exceed 15 years).

4.                                       If the Director dies after installment payments have begun, the Company will pay the Director’s designated beneficiary (choose one):

☐	A.	Lump sum of the remaining Deferred Account balance.
☐	B.	The remaining installment payments, if any.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day first written above.

OFFICEMAX INCORPORATED	DIRECTOR

By	By